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Exhibit 10.2

  Total Control Products, Inc. Announces Signing of Agreement to Acquire
                         Computer Dynamics, Inc.

    MELROSE PARK, Ill., Sept. 22 /PRNewswire/ -- Total Control Products, Inc. (Nasdaq:TCPS) today announced it has signed an agreement in principal to acquire substantially all the assets of Computer Dynamics, Inc. (CDI), a designer and manufacturer of industrial computers and flat panel monitors located in Greenville, S.C., and related entities for $12 million of Total Control stock, $12.5 million in cash, an immediately exercisable warrant for the purchase of 100,000 shares of Total Control stock at approximately its current market value and an earn out of up to $3 million per year for five years based upon year over year growth in earnings before interest and taxes payable 50% in cash and 50% in Total Control stock. Kurt Priester, the principal shareholder and current President of CDI, will also enter into a 3- year employment agreement to remain in charge of the CDI operations. Total Control anticipates closing the transaction in early October 1997. Revenues of CDI were approximately $15 million in calendar 1996 and $13 million for the eight-month period ended August 31, 1997.
    Nicholas T. Gihl, the Chairman, Chief Executive Officer and President of Total Control, stated, ``Total Control's acquisition of the assets of Computer Dynamics represents a strategic investment in the area of industrial computers and flat panel monitors. Computer Dynamics has been focused on the OEM segment of the industrial computer market and will continue to have that area as its focus.
    ``In addition, Computer Dynamics will be responsible for supplying industrial computers and flat panel monitors to Total Control's 225 distributor locations out of its facility in South Carolina. This will supplement and greatly expand Total Control's industrial computer product line, allowing us to serve our distributors and their customers with a technologically advanced line of industrial computers and flat panel monitors.''
    Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 225 sales locations.
    For further information please call contact.

NOTE: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are ``forward-looking'' statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.

/Contact: Peter Nicholson, Chief Financial officer at Total Control Products, Inc., 708-345-5500/